Exhibit 4.3

DATED AS OF MAY 21, 2008

COMPAÑÍA DE MINAS BUENAVENTURA S.A.A.
AS BORROWER

COMPAÑÍA MINERA CONDESA S.A.
AS GUARANTOR

BANCO DE CRÉDITO DEL PERÚ
AS ADMINISTRATIVE AGENT

BANCO DE CRÉDITO DEL PERÚ
AS COLLATERAL AGENT

AND

THE LENDERS

US$450,000,000 TERM LOAN AGREEMENT

BANCO DE CRÉDITO DEL PERÚ
AS MANDATED LEAD ARRANGER
NATIXIS, BANCO DE CRÉDITO E INVERSIONES-MIAMI BRANCH AND SCOTIABANK PERÚ S.A.A.
AS LEAD ARRANGERS
BANCO BILBAO VIZCAYA ARGENTARIA S.A.
AS ARRANGER

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CONTENTS
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CONTENTS
(Continued)

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CONTENTS
(Continued)

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is entered into as of May 21, 2008, among COMPAÑÍA DE MINAS BUENAVENTURA S.A.A., a sociedad anónima abierta duly organized and existing under the laws of the Republic of Perú with registration no. 02136988, as borrower (the "Borrower"), COMPAÑÍA MINERA CONDESA S.A., a sociedad anónima duly organized and existing under the laws of the Republic of Perú, as guarantor (the "Guarantor"), BANCO DE CRÉDITO DEL PERÚ as administrative agent on behalf of the Lenders ("Administrative Agent"), BANCO DE CRÉDITO DEL PERÚ as collateral agent ("Collateral Agent") and each lender from time to time party hereto (collectively, the "Lenders" and each individually, a "Lender").

The Borrower has requested that the Lenders provide a term loan facility to repay the Syndicated Bridge Loan (as defined below);

The Lenders are willing to extend the requested term loan facility on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND OTHER INTERPRETIVE PROVISIONS

1.01	Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

"ADRs" means those certain American Depositary Shares represented by American Depositary Receipts in respect of the underlying common shares in the Borrower held on deposit with the Bank of New York.

"Administrative Agent" means Banco de Crédito del Perú in its capacity as administrative agent under any of the Loan Documents, or any successor agent.

"Administrative Agent's Office" means the Administrative Agent's address as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Administrative Questionnaire" means an administrative questionnaire completed by a Lender in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agents" means the Administrative Agent and the Collateral Agent.

"Agreement" means this Term Loan Agreement.

"Applicable Margin" means a per annum rate equal to 225 basis points.

"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate amount of the Loan outstanding at such time (or prior to the making of the Loan, the Commitments) represented by such Lender's portion of the Loan at such time (or prior to the making of the Loan, its Commitment). The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignee Group" means two or more Persons that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower for the Fiscal Year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year of the Borrower, including the notes thereto.

"Availability Period" means the period from the Closing Date to November 24, 2008.

"Borrowing Date" has the meaning given to such term in Section 2.02.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close in Lima or New York City and if such day relates to the Loan, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

"Cerro Verde" means Sociedad Minera Cerro Verde S.A.A.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control" shall be deemed to occur if any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Controlling Shareholders, shall have acquired Control of the Borrower

"Closing Date" means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

"Collateral" has the meaning set forth in the Pledge Agreement.

"Collateral Agent" means Banco de Crédito del Perú.

"Commitment" means, as to each Lender, its obligation to make a portion of the Loan to the Borrower pursuant to Section 2.01 in a principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C.

"Concession Contracts" means those certain concession contracts listed on Annex 2.

"Consolidated EBITDA" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expenses, (iv) the provision for the workers profit sharing for such period, (v) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and (vi) in Fiscal Year 2008 only, the cost, as of March 31, 2008, of unwinding future sales contracts as stated in the consolidated financial statements of the Borrower, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period and (iii) the Borrower’s or any Subsidiary’s share in the net income of the non-consolidated affiliated companies, including, but not limited to, Yanacocha and Cerro Verde, as it appears in the consolidated financial statements of the Borrower for such period.

"Consolidated Financial Indebtedness" means, as of any date of determination, with respect to the Borrower or any of its Subsidiaries on a consolidated basis, the sum of the outstanding amount of Financial Indebtedness of the Borrower and its Subsidiaries on such date, as determined on a consolidated basis, but excluding accounts payable to commercial suppliers assumed by the Borrower or any of its Subsidiaries and unsecured Subordinated Indebtedness of the Borrower or any Subsidiary.

"Consolidated Interest Charges" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

"Consolidated Net Income" means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Controlling Shareholders" means those certain controlling shareholders listed on Annex 3.

"Corporate Bonds Issuance" means an issue of corporate bonds by the Borrower (Primer Programa de Bonos Corporativos Buenaventura) made pursuant to the Borrower's shelf registration program entitled "First Registration" to be arranged and placed by Banco de Crédito del Perú in Perú and/or made pursuant to an offering arranged and placed by an Affiliate or agent of Banco de Crédito del Perú as lead arranger outside of Perú in a manner to be agreed by Banco de Crédito del Perú and the Borrower.

"Debt Ratio" means as of any date of determination, the ratio of Consolidated Financial Indebtedness on such date to the sum of (a) Consolidated EBITDA, plus (b) the collection of dividends or similar distributions of the Borrower’s or any Subsidiary’s non-consolidated affiliated companies (as appearing on the consolidated statements of cashflows of the Borrower), in each case, for the twelve (12) month period ending on such date.

"Default" means any event or condition that constitutes an Event of Default or that, with the expiry of a grace period, the giving of any notice, the making of any determination under the Loan Documents or any combination of the foregoing, would constitute an Event of Default.

"Default Rate" means, with respect to any of the Obligations, an interest rate equal to (i) the Overnight LIBOR Rate plus (ii) the Applicable Margin plus (iii) 2% per annum.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loan required to be funded by 11:00 a.m. on the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

"Delivered Cash" has the meaning given to such term in Section 2.13(e).

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal (including, but not limited to, the disposal of Equity Interests in Yanacocha or Cerro Verde), with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Dollar" and "$" mean lawful money of the United States.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent, provided that, notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Significant Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) any emissions, effluents or any other negative impact on the environment, health or natural resources as a consequence of its activities or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Event of Default" has the meaning specified in Section 8.01.

"Exchange Act" means the U.S. Securities Exchange Act of 1934.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or Guarantor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or in which it is resident for tax purposes or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or Guarantor is located or the Lender is engaged in business and (c) in the case of a Peruvian Lender, any withholding tax that is imposed on amounts payable to such Peruvian Lender pursuant to applicable laws as in effect on the date of this Agreement.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) on such day for such transactions as received by the Administrative Agent from three Federal Funds brokers of recognized standing as selected by the Administrative Agent.

"Fee Letter" means each of the letter agreement(s), dated May 21, 2008 between the Borrower and the Administrative Agent, and the letter agreement, dated May 21, 2008 between the Borrower and the Collateral Agent.

"Financial Indebtedness" means, as to any Person at a particular time, all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, financial lease agreements, or other similar instruments.

"Fiscal Year" means the period of twelve consecutive months ending December 31 of each year.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means the generally accepted accounting principles (as in effect from time to time) applicable in the Republic of Perú.

"Governmental Authority" means the government of the United States, the government of the Republic of Perú or any other nation, or of any political subdivision thereof, whether Federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

"Guaranty" means the guaranty made by the Guarantor pursuant to Section 9.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are prohibited, limited or regulated as hazardous or toxic under the framework published by the Basel Committee on Banking Supervision or any Environmental Law.

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)
all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e)
indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	capital or financial leases and similar obligations under 'synthetic leases' of such Person;

(g)
all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning specified in Section 11.04(b).

"Information" has the meaning specified in Section 11.07.

"Interest Period" means with respect to the Loan (i) the period commencing on the date the Loan is made and ending on the next succeeding Payment Date and (ii) each successive period thereafter commencing on the immediately preceding Payment Date and ending on the succeeding Payment Date.

"Interest Rate" means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate ("LIBOR"), as published on the LIBOR page of the Reuters screen (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Interest Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made and with a term equivalent to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. two (2) Business Days prior to the commencement of such Interest Period (in each case above, to the extent necessary, rounded upwards to the nearest 1/100 of 1%).

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lender" has the meaning specified in the introductory paragraph hereto.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" has the meaning specified in Section 2.01.

"Loan Documents" means this Agreement, each Note, each Fee Letter and the Pledge Agreement.

"Market Value" means as of any date of determination, the average, over the last five (5) trading days on the New York Stock Exchange, of the closing price for the ADRs, as referred to on Thompson Reuters information service, or as otherwise determined by the Administrative Agent in its sole discretion.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower the Guarantor and their Significant Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or Guarantor to perform its obligations under the Loan Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or Guarantor of any Loan Document to which it is a party.

"Maturity Date" means May 21, 2013.

"Note" means each promissory note of the Borrower governed under Peruvian law payable to the order of a Lender evidencing that portion of the Loan made by such Lender, substantially in the form of Exhibit B, and any promissory note or note of the Borrower issued in substitution thereof.

"Notice of Borrowing" means an irrevocable notice, substantially in the form of Exhibit A, given by the Borrower to the Administrative Agent pursuant to Section 2.02.

"Nuevos Soles" means lawful money of the Republic of Perú.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or the Guarantor arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or the Guarantor or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount" means with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date.

"Overnight LIBOR" means, with respect to any day, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the relevant overdue amount and with a term of one day would be offered by Citibank, N.A.'s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. on such day.

"Participant" has the meaning specified in Section 11.06(c).

"Payment Date" means each date occurring on three month intervals after the Borrowing Date and before the Maturity Date or, if any such date is not a Business Day, the following Business Day, as more particularly set out in Schedule 2.06.

"Permitted Securitization" means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary, as the case may be, may sell, convey or otherwise transfer accounts receivable to any Receivables Entity in a true sale transaction, provided that (i) there shall be no recourse under any such securitization to the Borrower or any of its other Subsidiaries other than pursuant to Standard Securitization Undertakings, (ii) the Borrower shall be in pro-forma compliance with the Debt Ratio after giving effect to such Permitted Securitization, (iii) no Event of Default shall have occurred and be continuing and (iv) the aggregate amount of accounts receivable so sold, conveyed or transferred during the term of this Agreement shall not exceed an amount equal to 5% of the Borrower’s consolidated total assets as reflected in the consolidated financial statements most recently delivered under this Agreement.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Peruvian Lender" means any Lender that is organized under the laws of the Republic of Perú.

"Pledge Agreement" means the pledge agreement dated on or about the date hereof between the Guarantor as grantor and the Collateral Agent as secured party, pursuant to which the Guarantor has granted to the Collateral Agent (on behalf of the Lenders) a Lien on all ADRs held by the Guarantor as collateral security for the Obligations.

"Process Agent" has the meaning specified in Section 11.14(d).

"Receivables Entity" means a special purpose, bankruptcy-remote Person that engages in no activities other than in connection with the financing of accounts receivable pursuant to a Permitted Securitization.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Required Lenders" means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount on such date (or, prior to the making of the Loan, the aggregate amount of the Commitments); provided that the portion of the Outstanding Amount (or, if applicable, the Commitment) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Reserves Report" means in the case of the Borrower, the annual report, prepared by Algon Investment S.R.L. or another independent engineer reasonably acceptable to the Required Lenders, in conformance with applicable mining standards, identifying the Reserves of Mining Units, and, in the case of Yanacocha and Cerro Verde, reserves information from the annual report of Yanacocha and Cerro Verde, or their respective parent companies, as the case may be.

"Responsible Officer" means the executive chairman, president, chief executive officer or chief financial officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

"Restricted Payment" means with respect to any Person (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person's stockholders, partners or members (or the equivalent Person thereof) or (iii) any payment, whether of interest, principal, fees or other amounts, on or in respect of Indebtedness owed to any stockholder, director, manager or other Affiliate of such person.

"Significant Subsidiary" has the meaning set forth in Regulation S-X of the Exchange Act.

"Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary in connection with any Permitted Securitization that are customary in non-recourse securitization transactions of comparable receivables.

"Subordinated Indebtedness" means any Indebtedness that is subordinated to the Loan pursuant to subordination provisions substantially in the form set forth in Annex 1 hereto.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Syndicated Bridge Loan" means that certain bridge loan agreement dated February 20, 2008 between, amongst others, the Borrower and the Administrative Agent.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"United States" and "U.S." mean the United States of America.

"VAT" means value added tax (Impuesto General a las Ventas) as applied under Perúvian law and any other tax of a similar nature.

"Yanacocha" means Minera Yanacocha S.R.L.

1.02	Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)
In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including".

(c)
Except as otherwise provided herein, references in this Agreement to the applicable equivalent amount of Nuevos Soles, shall be as so determined by the Administrative Agent, acting reasonably, by reference to currency rates as published daily by the Perúvian Superintendency of Banks.

(d)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms

(a)
Generally: All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)
Changes in GAAP: If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04	Rounding

Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day

Unless otherwise specified, all references herein to times of day shall be references to New York City time.

ARTICLE II

THE CREDITS

2.01	The Loan

Subject to the terms and conditions set forth herein, each Lender severally agrees to make one loan (the "Loan") to the Borrower during the Availability Period in an aggregate amount equal to the amount of such Lender's Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02	Manner of Borrowing

(a)
The Borrower shall deliver to the Administrative Agent a duly completed Notice of Borrowing not later than 11:00 a.m. three (3) Business Days prior to the requested date of the Loan. The Notice of Borrowing shall specify the requested date of borrowing (the "Borrowing Date") which shall be a Business Day during the Availability Period.

(b)
Following receipt of the Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loan. Each Lender shall make the amount of its portion of the Loan available to the Administrative Agent in immediately available funds not later than 11:00 a.m. on the Business Day specified in the Notice of Borrowing by wire transfer of such funds to the Administrative Agent. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the Notice of Borrowing. Any payments made to the Administrative Agent shall be made to the following account:

BANK OF AMERICA N.A. - NEW YORK

SWIFT:	BOFAUS3N

ABA:	026009593

Account Name:	BANCO DE CREDITO DEL PERU, LIMA – PERU

Account Number:	6550443700

SWIFT:	BCPLPEPL

(c)	The Administrative Agent shall promptly notify the Borrower and the Lenders of the Interest Rate applicable to any Interest Period upon determination of such Interest Rate.

2.03	Mandatory Prepayments

(a)	The Borrower shall, within three (3) Business Days of receipt of the same, apply the net proceeds from each Corporate Bonds Issuance to repay the Loan.

(b)	The Borrower shall immediately repay the Loan upon the occurrence of a Change of Control.

2.04	Voluntary Prepayments

(a)
The Borrower may, upon notice to the Administrative Agent, at any time, voluntarily prepay the Loan in whole or in part provided that (i) such notice must be received, except with respect to payments under Section 2.13, by the Administrative Agent not later than 11:00 a.m. ten (10) Business Days prior to any date of prepayment (the "Prepayment Date"), (ii) any prepayment shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) any prepayment, other than a prepayment pursuant to Sections 2.13, 3.02, 3.03(b) and 3.06, is subject to payment of a prepayment fee as follows: (A) 0.4% of the principal amount of the Loan prepaid on such Prepayment Date, if the Prepayment Date occurs on or before the first anniversary of the Closing Date, (B) 0.3% of the principal amount of the Loan prepaid on such Prepayment Date, if the Prepayment Date occurs after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date and (C) 0.2% of the principal amount of the Loan prepaid on such Prepayment Date, if the Prepayment Date occurs after the second anniversary of the Closing Date and before the Maturity Date.

Each such notice referred to in Section 2.03 or 2.04(a) shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)
Any prepayment of the Loan under Section 2.03 or 2.04 shall (i) be applied (A) in the case of Section 2.03 ratably to the remaining amortization installments required under Section 2.06 and, in the case of Section 2.04(a), as determined by the Borrower and (B) to the Lenders in accordance with their respective Applicable Percentages and (ii) be accompanied by all accrued interest on the amount prepaid together with any additional amounts required pursuant to Section 3.05.

2.05	Mandatory Termination of Commitments

The Commitment of each Lender shall terminate at 5:00 p.m. last day of the Availability Period.

2.06	Repayment of Loan

The Borrower agrees to repay the principal amount of the Loan in twenty equal installments on each Payment Date; provided that the final installment shall in any event be equal to the aggregate unpaid principal amount of the Loan then outstanding. Prepayments of the Loan made pursuant to this Agreement shall reduce such installments as provided herein.

2.07	Interest

(a)
Subject to the provisions of clause (b) below, the Loan shall bear interest on the outstanding principal amount thereof from the Borrowing Date at a rate per annum equal to the Interest Rate plus the Applicable Margin.

(b)
If any amount of any Obligation is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(c)
Interest on the Loan shall be due and payable in arrears on each Payment Date and at such other times as may be specified herein. Accrued and unpaid interest on past due amounts shall be due and payable upon demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any debtor relief law.

2.08	Fees

(a)	Fee Letters

The Borrower shall pay to the Administrative Agent and the Collateral Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

(b)	Syndication Fee

The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the Closing Date, a syndication fee in an amount equal to:

(i)	0.350% (plus applicable VAT) of the Commitment of each Lender whose portion of the Loan is greater than or equal to US$100,000,000;

(ii)	0.275% (plus applicable VAT) of the Commitment of each Lender whose portion of the Loan is greater than or equal to US$65,000,000, but less than US$100,000,000;

(iii)	0.225% (plus applicable VAT) of the Commitment of each Lender whose portion of the Loan is greater than or equal to US$40,000,000, but less than US$65,000,000; and

(iv)	0.175% (plus applicable VAT) of the Commitment of each Lender whose portion of the Loan is less than US$40,000,000.

(c)	General

Such fees under clause (a) and (b) above shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09	Computation of Interest and Fees

All computations of the Interest Rate shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is repaid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10	Promissory Notes

That portion of the Loan made by each Lender shall be evidenced by a single Note payable to the order of such Lender.

2.11	Payments Generally; Administrative Agent's Clawback

(a)	General

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)	Funding by Lenders; Presumption by Administrative Agent

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Loan that such Lender will not make available to the Administrative Agent such Lender's share of the Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Loan to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)	Payments by Borrower; Presumptions by Administrative Agent

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause 2.11(c) shall be conclusive, absent manifest error.

(d)	Failure to Satisfy Conditions Precedent

If any Lender makes available to the Administrative Agent funds for that portion of the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to making the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)	Obligations of Lenders Several

The obligations of the Lenders hereunder to make the Loan and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make its portion of the Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of the Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f)	Funding Source

Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.12	Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on that portion of the Loan made by it resulting in such Lender receiving payment of a proportion of the aggregate amount of that portion of the Loan and accrued interest thereon greater than its pro rata share thereof as provided herein (but not including any disproportionate payment received by a Lender pursuant to Section 3.02), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loan and other amounts owing them, provided that:

(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this Section shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loan or to any assignee or participant, other than to the Borrower (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13	Pledged Securities

(a)
As a condition precedent to the availability of the Loan, the Guarantor has agreed to grant a pledge in favor of the Collateral Agent (acting on behalf of the Lenders) over the ADRs owned by the Guarantor (the "Pledged Securities") in accordance with and as contemplated by this Agreement and the Pledge Agreement in order to secure the payment and performance of the Obligations.

(b)
The Guarantor shall deliver to the Collateral Agent on or before the Closing Date Pledged Securities ("Delivered Securities") consisting of 10,565,130 common shares of the Borrower represented by ADRs, which have a Market Value equal to at least 1.25 times the outstanding principal amount of the Loan as of the Borrowing Date.

(c)
The Administrative Agent shall determine the Market Value of the Delivered Securities on each Business Day (each a "Test Date") and if, at the time of such review, the Market Value of the Delivered Securities is less than 1.25 times the outstanding principal amount of the Loan on such date minus Delivered Cash, provide prompt notice of such Market Value to the Guarantor and the Lenders (the date such notice is received by the Guarantor, the "Notice Date").

(d)	If, at the time of such review as in (c) above:

(i)
the Market Value of the Delivered Securities is less than 1.25 times the outstanding principal amount of the Loan on the applicable Test Date minus Delivered Cash, the Guarantor shall within ten (10) Business Days of the applicable Notice Date, deliver sufficient additional Pledged Securities to the Collateral Agent to ensure that the Market Value of the Delivered Securities determined on a pro forma basis as of such Test Date is at least 1.50 times the outstanding principal amount of the Loan on such Test Date minus Delivered Cash, and to provide notice of the same to the Administrative Agent.

(ii)
the Market Value of the Delivered Securities is greater than 1.50 times the outstanding principal amount of the Loan on such Test Date minus Delivered Cash, upon request by the Borrower, not more than once in any fiscal quarter, and provided that (i) no Default or Event of Default has occurred and is continuing, and (ii) at the time of such request, the Market Value of the Delivered Securities remains above 1.50 times the outstanding principal amount of the Loan minus Delivered Cash, the Collateral Agent shall release to the Guarantor, such amount of Delivered Securities or Delivered Cash (as elected by the Guarantor) as is sufficient to reduce the Market Value of the Pledged Securities determined on a pro forma basis as of such Test Date to an amount equal to at least 1.50 times the outstanding principal amount of the Loan on such Test Date minus Delivered Cash;

(e)
Notwithstanding anything in clause (d) above, the Borrower may, at any time, in lieu of the Guarantor delivering additional Pledged Securities, (i) prepay the Loan or (ii) deliver cash collateral to the Collateral Agent pursuant to collateral arrangements acceptable to the Required Lenders ("Delivered Cash"), in each case, in an amount sufficient to ensure that the Market Value of the Delivered Securities is equal to at least 1.50 times the outstanding principal amount of the Loan at such time minus Delivered Cash. Any prepayment under this clause (e) shall not be deemed to be a voluntary prepayment for the purpose of Section 2.04(a).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes

(a)	Payments Free of Taxes

Any and all payments by or on account of any obligation of the Borrower or Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or the Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or, as the case may be, the Guarantor shall make such deductions and (iii) the Borrower or, as the case may be, the Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)	Payment of Other Taxes by the Borrower

Without limiting the provisions of clause 3.01(a) above, the Borrower or, as the case may be, the Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)	Indemnification by the Borrower or Guarantor

The Borrower or, as the case may be, the Guarantor shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or, as the case may be, the Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, provided that, such certificate sets forth with reasonable specificity, the basis for the amount owing.

(d)	Evidence of Payments

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or, as the case may be, the Guarantor to a Governmental Authority, the Borrower or, as the case may be, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Status of Lenders

Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or, as the case may be, the Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower or, as the case may be, the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, the Guarantor or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f)	Treatment of Certain Refunds

If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or, as the case may be, the Guarantor or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower or, as the case may be, the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or, as the case may be, the Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or, as the case may be, the Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or, as the case may be, the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This clause shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or, as the case may be, the Guarantor or any other Person.

(g)	Value Added Tax

(i)
all amounts set out, or expressed to be payable under a Loan Document by any Party to an Agent or a Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, if VAT is chargeable on such supply made by any Agent or Lender to any Party under a Loan Document, that Party shall pay to such Agent or Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT; and

(ii)
where a Loan Document requires any Party to reimburse an Agent or a Lender for any costs or expenses, that Party shall also at the same time pay and indemnify such Agent or Lender against all VAT incurred by that Agent or Lender in respect of those costs or expenses.

3.02	Illegality

If any Lender determines at any time that any Law or any change therein or in the interpretation or application thereof makes or will make it unlawful for such Lender or its applicable Lending Office to make, maintain or fund its portion of the Loan, then such Lender shall give notice of such determination (including explanations) to the Borrower (with a copy to the Administrative Agent), whereupon the Borrower shall prepay the outstanding portion of the Loan of such Lender in full on the Payment Date immediately succeeding the date when such notice is given (or on such earlier date as such Lender determines and certifies to be necessary in order to enable it to comply with such Law or restriction), together with interest accrued to the date of prepayment on such Loan and all other amounts then payable to such Lender by the Borrower hereunder; provided that before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if such designation (a) would allow such Lender to make and maintain its portion of the Loan hereunder and (b) would not subject such Lender to any unreimbursed cost or expense and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender, and the Borrower shall pay all reasonable costs and expenses incurred by such Lender in connection with any such designation of a different Lending Office.

3.03	Inability to Determine Rates

(a)
If prior to the commencement of any Interest Period the Required Lenders determine (which determination shall be conclusive absent manifest error) that for any reason in connection with the Loan that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount for such Interest Period, (b) adequate and reasonable means do not exist for determining the Interest Rate for such Interest Period, or (c) the Interest Rate for such Interest Period does not adequately and fairly reflect the cost to such Lenders of funding the Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, if such notice is given prior to the Borrowing Date, the obligation of the Lenders to make or maintain the Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(b)
If any such notice is given after the Borrowing Date, the Borrower and the Required Lenders shall enter into negotiations in good faith with a view to establishing a satisfactory alternative basis for computing interest on the Loan (or any portion thereof) for such Interest Period. If the Required Lenders and the Borrower agree in writing upon such an alternative basis on or before the thirtieth day after such notice is given to the Borrower, and the Administrative Agent has received confirmation from its Perú counsel that such alternative basis has received all necessary governmental approvals and consents, interest shall accrue on the Loan (or such portion thereof) during such Interest Period in accordance with such alternative basis.

(c)
If the Required Lenders and the Borrower fail to agree on such alternative basis on or before such thirtieth day, the Administrative Agent shall forthwith give notice of such failure to the Borrower and the Lenders and the Borrower may elect to prepay the Loan pursuant to Section 2.04(a). If no such election is made by the Borrower, as soon as practicable after receipt of such notice, the Required Lenders shall agree upon an alternative basis for computing interest on the Loan (or any portion thereof) for such Interest Period, and the Administrative Agent shall promptly notify the Borrower of such alternative basis, and interest shall accrue on the Loan (or any portion thereof) during such Interest Period at such alternative basis; provided, however, that if the Required Lenders fail to agree upon such alternative basis within ten (10) days after receipt of the above notice, each Lender shall notify the Administrative Agent and the Borrower of the rate of interest that such Lender determines is equal to the sum of the Applicable Margin and the effective cost (expressed as an annual rate) to such Lender of funding such Lender's portion of the Loan (or any portion thereof) for such Interest Period, and interest shall accrue on such Lender's portion of the Loan (or any portion thereof) during such Interest Period at the rate set forth in such notice.

3.04	Increased Costs; Reserves on the Loan

(a)	Increased Costs Generally

If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e);

(ii)
subject any Lender to any tax of any kind whatsoever with respect to this Agreement or that portion of the Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or that portion of the Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its portion of the Loan (or of maintaining its obligation to make such portion of the Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	Capital Requirements

If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or that portion of the Loan made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)	Certificates for Reimbursement

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause 3.04(a) or 3.04(b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)	Delay in Requests

Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)	Reserves on Loan

The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of the Loan equal to the actual costs of such reserves allocated to the Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on the Loan, provided the Borrower shall have received at least ten (10) days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05	Compensation for Losses

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)	any payment or prepayment of the Loan on a day other than a Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b)	any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow the Loan on the date or in the amount notified by the Borrower; or

(c)	any assignment of the Loan or any portion thereof on a day other than a Payment Date as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded that portion of the Loan made by it at the Interest Rate for the Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such portion of the Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders

(a)	Designation of a Different Lending Office

If any Lender requests compensation under Section 3.01, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02 or 3.04, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its portion of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	Replacement of Lenders

If any Lender requests compensation under Section 3.01 (in connection with an Indemnified Tax arising from a Change in Law), 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival

All of the Borrower's obligations under this Article III shall survive termination of this Agreement and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO THE CLOSING DATE

4.01	Initial Conditions

The obligation of each Lender to make its portion of the Loan is subject to satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent on or prior to the date of such Loan:

(a)
The Administrative Agent's or the Collateral Agent's receipt of the following, each of which shall be telecopies or pdf (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)	executed counterparts of this Agreement and the Pledge Agreement, sufficient in number for distribution to the Agents, each Lender and the Borrower;

(ii)	a Note executed by the Borrower in favor of each Lender;

(iii)
such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and the Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower, or as the case may be, the Guarantor is a party;

(iv)
such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and the Guarantor is duly organized or formed, and that each of the Borrower and the Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation and any other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)
a favorable opinion of internal counsel to each of the Borrower and the Guarantor, addressed to the Agents and each Lender, as to such matters concerning the Borrower and the Guarantor and the Loan Documents as the Administrative Agent may reasonably request;

(vi)
an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Borrower and the Guarantor, and Estudio, Aurelio, Garcia, Sayàn Abogados, special Perú counsel to the Borrower and the Guarantor, each addressed to the Agents and each Lender, as to such matters concerning the Borrower and the Guarantor and the Loan Documents as the Agents may reasonably request;

(vii)
certificates of a Responsible Officer of each of the Borrower and the Guarantor attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each of the Borrower and the Guarantor and the validity against each of the Borrower and the Guarantor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect;

(viii)	a certificate of the Borrower signed by a Responsible Officer thereof certifying as to the matters set forth in Section 4.02:

(ix)	a duly completed Compliance Certificate of the Borrower as of the last day of the fiscal quarter ended on March 31, 2008, signed by a Responsible Officer of the Borrower;

(x)	written evidence that the Process Agent has accepted its appointment referred to in Section 11.14(d);

(xi)	an instruction to the Bank of New York as to certain matters relating to the Pledged Securities in a form acceptable to the Borrower and the Administrative Agent; and

(xii)	such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders reasonably may require.

(b)
The Borrower shall have executed and delivered the Fee Letters to the Administrative Agent and the Collateral Agent and any fees required thereunder to be paid on or before the Closing Date shall have been paid.

(c)	None of the following shall have occurred:

(i)
any circumstance, change or condition (including the continuation of any existing condition) in the loan syndication, financial or capital markets generally that, in the Required Lenders’ judgment, could reasonably be expected to materially impair the syndication of the Commitments or the Loan or the collateral to be granted under the Loan Documents;

(ii)	any material adverse change or condition in the Republic of Perú or in the financial markets thereof; or

(iii)	any material adverse change or condition in the market for loans and debt securities of borrowers or issuers in the Republic of Perú.

(d)
The Administrative Agent shall have received such Uniform Commercial Code or similar search reports in each jurisdiction as it shall reasonably request and Pledged Securities in the amount required pursuant to Section 2.13(b) together with undated stock powers executed in blank and evidence that all filings, registrations and recordings required by law or reasonably requested by the Administrative Agent to perfect the Liens created under the Pledge Agreement have been or concurrently are being made.

(e)
The Borrower shall have paid all fees, charges and disbursements of counsel to the Agents to the extent invoiced prior to or on the date of the Loan, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents).

(f)	The Administrative Agent shall have received a copy of the Reserves Report as of December 31, 2007, which Reserves Report shall evidence compliance with Section 7.13 as of December 31, 2007.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Continuing Conditions

The obligation of each Lender to make its portion of the Loan is subject to the satisfaction of the following conditions:

(a)
The representations and warranties of the Borrower and the Guarantor contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date of the Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b)	No Default shall exist, or would result from the Loan or from the application of the proceeds thereof; and

(c)
No event of circumstance shall have occurred since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Guarantor represents and warrants as to itself and the Borrower represents and warrants as to its Significant Subsidiaries, or, where specified herein, each Subsidiary that:

5.01	Existence, Qualification and Power; Compliance with Laws

Each of the Borrower, the Guarantor and its Subsidiaries:

(a)	is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization,

(b)
has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(c)
is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and

(d)	is in compliance with all Laws applicable to it or its property;

except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention

The execution, delivery and performance by the Borrower and the Guarantor of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of the Borrower's or, as the case may be, the Guarantor's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower or the Guarantor or any Significant Subsidiary is a party or affecting the Borrower, the Guarantor or any Significant Subsidiary or their respective property or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower, the Guarantor or any Subsidiary or their respective property is subject; or (c) violate any Law applicable to it or its property. The Borrower, the Guarantor and each Significant Subsidiary is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03	Governmental Authorization; Other Consents

Except as set forth on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or the Guarantor of this Agreement or any other Loan Document to which it is a party.

5.04	Binding Effect

This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by the Borrower and the Guarantor. This Agreement and each other Loan Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05	Financial Statements; No Material Adverse Effect

(a)
The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)
The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2008 and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of paragraphs (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)
Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06	Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, the Guarantor or any Significant Subsidiary or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07	No Default

Neither the Borrower, the Guarantor nor any Significant Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Ownership of Property; Liens

The Borrower, the Guarantor and each Significant Subsidiary has good record and valid title in all their assets and properties, including the Collateral pledged by the Guarantor, with such exceptions (other than with respect to the Collateral) that could not reasonably be expected to have a Material Adverse Effect. The assets and property of the Borrower and its Subsidiaries are not subject to Liens, other than Liens permitted by Section 7.01.

5.09	Environmental Compliance

The Borrower, the Guarantor and each Significant Subsidiary conducts in the ordinary course of business a review of their compliance with existing Environmental Laws and written claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower, the Guarantor and each Significant Subsidiary has reasonably concluded that non-compliance with Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10	Insurance

The assets and properties of the Borrower, the Guarantor and each Significant Subsidiary are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar assets and properties in localities where the Borrower, the Guarantor or such Significant Subsidiary operates.

5.11	Taxes

The Borrower, the Guarantor and each Subsidiary has filed all material federal, state and other tax returns and reports required to be filed, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower, the Guarantor or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower, the Guarantor nor any Subsidiary is party to any tax sharing agreement.

5.12	Subsidiaries; Equity Interests

As of the Closing Date, the Borrower has no Subsidiaries other than those set forth on Schedule 5.12. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower in the amounts specified on Schedule 5.12, free and clear of all Liens.

5.13	Margin Regulations; Investment Company Act.

(a)
The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)	Neither the Borrower nor any Person Controlling the Borrower is or is required to be registered as an "investment company" under the United States Investment Company Act of 1940.

5.14	Disclosure

No written report, financial statement, certificate or other written information furnished by or on behalf of the Borrower, the Guarantor or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15	Compliance with Laws

The Borrower, the Guarantor and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16	Pari Passu

The Obligations of the Borrower and the Guarantor constitute direct, unconditional and general obligations of the Borrower or the Guarantor, as the case may be, and will rank at least pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Borrower or the Guarantor, as the case may be.

5.17	Specific Representations as to Peruvian Laws

(a)
Each of the Borrower and Guarantor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party and the execution, delivery and performance by such person of the Loan Documents to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. None of the Borrower, the Guarantor or any Subsidiary nor any of their respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

(b)
The Loan Documents are in proper legal form under the Laws of the Republic of Perú for the enforcement thereof against the Borrower and Guarantor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the Republic of Perú or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Loan Document or any other document is sought to be enforced and (ii) any other charge or tax as has been timely paid.

(c)
Other than the stamp duty referred to in clause (b) above and amounts payable pursuant to Section 3.01, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the Republic of Perú either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower or Guarantor pursuant to the Loan Documents with respect to Lenders party hereto on the date hereof.

(d)	The execution, delivery and performance of the Loan Documents are, under applicable foreign exchange control regulations of the Republic of Perú, not subject to any notification or authorization.

5.18	Labor and Pension Matters

As of the date hereof, there are no strikes, lockouts or slowdowns against the Borrower, the Guarantor or any Subsidiary pending or, to the knowledge of the Borrower, threatened, that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower, the Guarantor or any Subsidiary, or for which any claim may be made against the Borrower, the Guarantor or any Subsidiary on account of wages and employee health and welfare insurance and pensions and other benefits, have been paid or accrued as a liability on the books of the Borrower, the Guarantor or any Subsidiary except for failure to make any such payments that could not reasonably be expected to result in a Material Adverse Effect.

5.19	Solvency

Each of the Borrower and the Guarantor is, and after consummation of the transactions contemplated hereby and after giving effect to all Indebtedness incurred in connection therewith will be, Solvent.

5.20	Security Interest

The Pledge Agreement creates in favor of the Collateral Agent (on behalf of the Lenders) the security interest purported to be created thereunder. Such security interest created by the Pledge Agreement in the Pledged Securities will be perfected upon the delivery to the Collateral Agent in New York or Perú of the certificates or receipts representing such shares. If the certificates representing the Pledged Securities are delivered to the Collateral Agent indorsed to the Collateral Agent or in blank by an effective indorsement, or registered in the name of the Collateral Agent, for value without notice (within the meaning of Section 8-105 of the Uniform Commercial Code as in effect in the State of New York (the "UCC") of an adverse claim (as defined in Section 8-102(a)(1) of the UCC)) to the securities represented thereby, the Collateral Agent will acquire such security interest free of any adverse claim (as so defined).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall and (except in the case of the covenants set forth in Sections 6.01, and 6.03) shall cause the Guarantor and each Significant Subsidiary or, where specified herein, each Subsidiary to:

6.01	Financial Statements

Deliver to the Administrative Agent (for distribution to the Lenders):

(a)
within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 31, 2008), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Medina, Zaldivar, Paredes & Asociados, or such other public accounting firm of internationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and any applicable securities laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects; and

(b)
within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year of the Borrower (commencing with the fiscal quarter ended June 30, 2008), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02	Certificates; Other Information

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)	concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)
promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of them;

(c)
promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of any reports and registration statements which the Borrower may file or be required to file with any securities regulatory agency or stock exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)
promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower, copies of each notice or other correspondence received from any securities regulatory agency concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower;

(e)
promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(f)	promptly upon request, the characteristics of any Swap Contract, and documentation delivered to the Borrower in relation to Swap Contracts; and

(g)	within one hundred twenty (120) days after the end of each Fiscal Year, a Reserves Report with respect to the Fiscal Year most recently ended.

Documents required to be delivered pursuant to subsections 6.01(a), 6.01(b) and subsection 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by subsection 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03	Notices

Promptly notify the Administrative Agent:

(a)	of the occurrence of any Default;

(b)
if not previously disclosed, of any matter occurring after the date hereof that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower, the Guarantor or any Significant Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the Guarantor or any of its Significant Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, the Guarantor or any Significant Subsidiary, including pursuant to any applicable Environmental Laws;

(c)
of any amendment, modification or supplement to (and, in the case of clause (ii), the implementation of) (i) the articles of organization, operating agreement or other organizational document of the Borrower, the Guarantor or any Subsidiary and (ii) any shareholder or similar agreement governing the rights and obligations of the owners of the Equity Interests of the Borrower, where such amendment, modification or supplement could reasonably be expected to be material and adverse to the interests of the Lenders;

(d)
of any change in accounting policies or financial reporting practices by the Borrower, the Guarantor or any Subsidiary where such change could reasonably be expected to be material and adverse to the interests of the Lenders; and

(e)
within ten (10) Business Days of such notification of the same, any notification that orders the seizure, attachment or any other interim relief arising from judicial or coercive proceedings of any kind, relating to any assets of the Borrower, the Guarantor or any Subsidiary where the aggregate value of all such assets seized or attached exceeds $10,000,000, or its equivalent in Nuevos Soles.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower, as applicable, setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to subsection 6.03(a) shall describe in reasonable detail (including specific section references) any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Tax Obligations

Pay and discharge as the same shall become due and payable, (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, the Guarantor or any Subsidiary and (b) all lawful and material claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted pursuant to Section 7.01.

6.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 or 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) comply with all of its Contractual Obligations (other than Contractual Obligations under the Loan Documents), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06	Maintenance of Properties

Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted if failure to do so could reasonably be expected to have a Material Adverse Effect; make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07	Maintenance of Insurance

Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08	Compliance with Laws

Comply in all material respects with the requirements of all Laws (including, without limitation, all social security and labor obligations required pursuant to the laws of the United States or the Republic of Perú, including those with the Pension Fund Administrators (Administradoras de Fondos de Pensiones)) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Borrower, the Guarantor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10	Inspection Rights

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (provided that the Borrower shall only be responsible for the expenses of one visit in the aggregate per Fiscal Year by the Administrative Agent, any Lender and their respective representatives (limited to one representative per institution) unless an Event of Default has occurred and is continuing) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, the Guarantor or such Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11	Use of Proceeds

Use the proceeds of the Loan solely to repay the Syndicated Bridge Loan.

6.12	Pari Passu

Ensure that the Obligations continue to constitute direct, unconditional and general obligations of the Borrower or Guarantor, as the case may be, that rank at least pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Borrower or Guarantor, as the case may be.

6.13	Approvals and Authorizations

(a)
maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the Republic of Perú, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents; and

(b)
maintain all authorizations, consents, approvals and licenses that are required in connection with the mining operations of the Borrower and its Subsidiaries, except to the extent that any such failure to so maintain could not reasonably be expected to have a Material Adverse Effect.

6.14	Transactions with Affiliates

Enter into all transactions of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, only on fair and reasonable terms at least as favorable to the Borrower, the Guarantor and its Subsidiaries as would be obtainable by the Borrower, the Guarantor or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, other than (a) transactions expressly permitted under this Agreement or any other Loan Document and (b) transactions between or among the Borrower and its Subsidiaries not involving any Affiliate that is not a Subsidiary.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower and the Guarantor shall not, nor shall the Borrower permit any Significant Subsidiary, or where specified herein, each Subsidiary to directly or indirectly:

7.01	Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)	Liens created pursuant to any Loan Document;

(b)
Liens existing on the date hereof and listed on Schedule 7.01 and any refinancing, renewals or extensions thereof, provided that (i) the property covered thereby is not increased, and, (ii) the amount secured or benefited thereby is not increased, in each case except as otherwise permitted in this Section 7.01;

(c)
Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)
carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)	pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

(f)
Liens or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)
easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	Liens securing judgments for the payment of money not constituting an Event of Default under subsection 8.01(h);

(i)
Liens securing Indebtedness in respect of capital or financial leases, synthetic lease obligations and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)	margin posted in respect of Swap Contracts not exceeding $10,000,000 in the aggregate;

(k)
Liens arising by operation of law securing mandatory obligations for mine reclamation liabilities following any judicial or administrative decisions issued by a competent Peruvian Governmental Authority;

(l)
any Lien existing on property prior to the acquisition thereof by the Borrower, the Guarantor or any of the Borrower's Significant Subsidiaries, as the case may be, or arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition;

(m)
any Lien existing on any property of any Significant Subsidiary of the Borrower prior to the time such Significant Subsidiary becomes a Significant Subsidiary of the Borrower, or arising after such time pursuant to contractual commitments entered into prior thereto and not in contemplation thereof;

(n)
the sale of accounts receivable pursuant to a Permitted Securitization, customary Liens on the purchased property thereunder and/or Liens resulting from the characterization of such sale as secured Indebtedness, in each case, if approved by the Required Lenders;

(o)	Liens on the property of any Receivables Entity pursuant to a Permitted Securitization; and

(p)
Liens securing Indebtedness (including Indebtedness under subsection 7.09(b)) not otherwise permitted under this Section 7.01; provided that (i) at the time of the creation of such Lien, no Default shall exist or would result from the creation of such Lien, and (ii) the aggregate amount of Indebtedness secured by Liens permitted under this clause (j) shall not, at any time, exceed $10,000,000, or its equivalent in Nuevos Soles.

7.02	Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)
any Subsidiary of the Borrower (other than the Guarantor) may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Borrower;

(b)
any Subsidiary of the Borrower (other than the Guarantor) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary of the Borrower;

(c)	the Borrower or any Subsidiary of the Borrower (other than the Guarantor) may merge or consolidate with any other Person so long as the Borrower or such Subsidiary is the surviving corporation; and

(d)
the Borrower may liquidate or dissolve any Subsidiary (other than the Guarantor) that is not a Significant Subsidiary, so long as the Borrower or any Subsidiary receives the proceeds of such liquidation or dissolution.

7.03	Dispositions

Make, or enter into any agreement to make, any Disposition, except:

(a)	Dispositions of obsolete, worn out or replaced property, whether now owned or hereafter acquired, which are no longer necessary in the business of the Borrower or any of its Subsidiaries;

(b)	Dispositions of inventory in the ordinary course of business;

(c)
Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)	Dispositions of property by the Borrower or any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(e)	Dispositions permitted by Section 7.02;

(f)	Dispositions of any Investment (other than Equity Interests in Yanacocha or Cerro Verde) for fair market value, so long as no Event of Default has occurred and is continuing;

(g)	Dispositions of any accounts receivable pursuant to a Permitted Securitization;

(h)
Dispositions by the Borrower or any Significant Subsidiary not otherwise permitted under this Section 7.03; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) shall not exceed $10,000,000 per Fiscal Year, or the equivalent in Nuevos Soles; and

(i)
Dispositions by the Borrower or any Significant Subsidiary not otherwise permitted under this Section 7.03; provided that the aggregate book value of all property Disposed of in reliance on this clause (i) shall not exceed $1,000,000 per Fiscal Year, or the equivalent in Nuevos Soles, provided, however, that any Disposition pursuant to clauses (b), (g) and (h) shall be for fair market value.

7.04	Change in Nature of Business

Engage in any material line of business substantially different from those lines of business currently conducted or proposed by the Borrower, the Guarantor and its Subsidiaries on the date hereof or any business that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complimentary, incidental, ancillary or related thereto.

7.05	Burdensome Agreements

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document, the Shareholders Agreement and in the case of clause (a)(ii) below and property subject to any such agreement, any agreement entered into by the Borrower or any Significant Subsidiary in connection with any Lien permitted by Section 7.01) that (a) limits the ability (i) of the Guarantor or any Significant Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower or (ii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of the Borrower or such Subsidiary; or (b) requires the grant of a Lien to secure an obligation of the Borrower or any Subsidiary if a Lien is granted to secure another obligation of the Borrower or such Subsidiary, other than in each case pursuant to a Permitted Securitization and solely to the extent affecting a Receivables Entity.

For the purposes of this Section, “Shareholders Agreement” means the Shareholders Agreement dated as of June 1, 2005 among SMM Cerro Verde Netherlands B.V., Sumitomo Metal Mining Co., Ltd., Sumitomo Corporation, Summit Global Management B.V., the Borrower, Cyprus Climax Metals Company, Phelps Dodge Corporation and Cerro Verde, as amended from time to time.

7.06	Use of Proceeds

Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.07	Fiscal Year

Change its fiscal year for financial reporting purposes from that set forth in the definition of "Fiscal Year" unless it shall have given the Administrative Agent sixty (60) days prior written notice.

7.08	Investments

Make any Investment in any Person after the date hereof other than any such Investment that is made:

(a)	in the Borrower or any of its Subsidiaries (including via creation of new Subsidiaries);

(b)
in the ordinary course of business on terms and conditions no less favorable to the Borrower, Guarantor (or such Significant Subsidiary) or the Person in which the Investment is made than could be obtained on an arms' length basis in transactions with unrelated parties;

(c)
by the Borrower to another mining or power company, to acquire another mining or power company or mining concession, or any ownership interest with respect thereto, or relating thereto; provided that (i) at the time of such Investment, no Event of Default shall exist or would result from such Investment, and (ii) after giving effect to such acquisition, the Borrower is in compliance on a pro forma basis with the covenants set forth in Section 7.12 and Section 7.13;

(d)	pursuant to the terms of the Loan Documents;

(e)	by way of loans or advances to employees in an aggregate amount at any time outstanding not to exceed $2,000,000, or the equivalent in Nuevos Soles;

(f)	in accordance with Section 7.09;

(g)	in relation to any Subsidiary acquired, existing at the time such Subsidiary was acquired, where such Investment was not made in contemplation of such acquisition;

(h)	in cash or cash equivalents; or

(i)
by the Borrower or any Significant Subsidiary and not otherwise permitted hereunder (other than any Guarantees under Section 7.09); provided that (i) at the time of such Investment, no Event of Default shall exist or would result from such Investment, and (ii) the aggregate value of all Investments made in reliance on this clause (i) shall not exceed $10,000,000 per Fiscal Year, or its equivalent in Nuevos Soles, provided that in the case of clauses (a), (c), (d) and (g) above, such Investment must be made in Yanacocha, Cerro Verde or a Person that is, or as a result of such Investment becomes, a consolidated Subsidiary of the Borrower.

7.09	Guarantees

Make any Guarantee to any Person other than any such Guarantee that is made:

(a)	pursuant to the terms of the Loan Documents; or

(b)
by the Borrower not otherwise permitted under this Section 7.09; provided that (i) at the time of such Guarantee, no Event of Default shall exist or would result from such Guarantee, and (ii) the aggregate value of all Guarantees made in reliance on this clause (b) at any time shall not exceed $10,000,000, or its equivalent in Nuevos Soles.

7.10	Restricted Payment

In the case of the Borrower, declare or make any Restricted Payment to or for the benefit of any Person if an Event of Default has occurred and is continuing or would result from such payment.

7.11	Swap Contracts

Enter into any new Swap Contract or other derivative contract that may be deemed speculative under International Accounting Standards.

7.12	Financial Covenants

Indebtedness

Permit the Debt Ratio on the last day of any fiscal quarter to be greater than 3.50 to 1.0.

Any calculation of currency equivalents required in connection with the foregoing determination shall be made using the exchange rate used by the Borrower when preparing its financial statements as of the relevant date of determination.

7.13	Operating Obligations

(a)	Permit the Economic Value of Reserves as of the last day of any fiscal quarter to be less than five (5) times Consolidated Financial Indebtedness on such date; and

(b)	Permit the Average Service Life of Mining Units as of the last day of any fiscal quarter to be less than the period from such date to the first anniversary of the Maturity Date.

Any calculation of Reserves in relation to Yanacocha and Cerro Verde shall be limited to a percentage equal to the percentage of the Equity Interest in such Person owned directly or indirectly by the Borrower.

For the purposes of this Section 7.13 only, the following terms shall have the following meanings:

"Average Price" means, for any date, the average price of the Reserves during the twelve month period ending on such date registered on the London Metal Exchange ("LME") or, as applicable, the London Bullion Market Association ("LBMA"), or where such registered price is unavailable, the average price of such Reserves during the twelve month period ending on such date on any reputable exchange market. On any date of determination, should there exist commitments for future sales of the Reserves, the Average Price will be adjusted, taking into account the sum of (i)(A) the average price of the Reserves during the twelve months ending on such date registered, as appropriate, with the LME or the LBMA, or where such registered price is unavailable, the average price of such Reserves during the twelve months ending on such date on any other reputable exchange market, multiplied by (B) the percentage of the production of Reserves not committed to such contractual commitments for future sales and (ii)(A) the average price of such future sales multiplied by (B) the percentage of the production of Reserves committed to such contractual commitments for future sales.

"Average Service Life of Mining Units" means, as of any date, an amount equal to (i) all the Reserves of the Mining Units (in metric tonnes), taken from the most recent Reserves Report, divided by (ii) the sum of the minerals processed (in metric tonnes) by such Mining Units during the year prior to such date.

"Economic Value of Reserves" means, as of any date, the Sales Value of Reserves minus the Operating Cost of Reserves on such date.

"Mining Units" means those certain mining units owned by the Borrower or its Subsidiaries or by Yanacocha or Cerro Verde.

"MT" means metric tonnes.

"Operating Cost per MT" means, as of any date, an amount equal to (i) the sum of (A) sales costs, (B) sales expenses, (C) administrative expenses, (D) any other operating expense, excluding depreciation and amortization, and (E) any taxes and worker's participation in the twelve month period ending on such date divided by (ii) the minerals processed in the twelve month period ending on such date, in each case above, as determined by the consolidated financial statements of the Borrower.

"Operating Cost of Reserves" means, as of any date, an amount equal to (i) the Operating Cost per MT on such date multiplied by (ii) the Reserves per MT on such date according to the most recent Reserves Report.

"Reserves" means, as of any date, those proved and probable reserves of Mining Units identified in the most recently delivered Reserves Report, but solely to the extent relating to gold, silver, copper, lead and zinc.

"Sales Value of Reserves" means, as of any date, an amount equal to the product of (i) the value of Reserves per MT according to the most recent Reserves Report, (ii) the percentage of such Reserves recovered in the twelve month period ending on such date, (iii) the estimated grade of such Reserves according to the most recent Reserves Report and (iv) the Average Price for such date.

7.14	Shareholder Loans

Create, incur, assume or suffer to exist, or cause or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness owing to a stockholder of the Borrower or any Affiliate thereof that is not a Subsidiary, except unsecured Subordinated Indebtedness.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default

Any of the following shall constitute an Event of Default:

(a)	Non-Payment

The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on the Loan or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)	Specific Covenants

The Borrower or the Guarantor, as applicable, fails to perform or observe any term, covenant or agreement contained in any of Section 2.13(d)(i), 6.01, 6.02(a) and (g), 6.03(a) and (e), 6.05(a)(with respect to its existence only), 6.11, 6.12, 6.14 or Article 7; or

(c)	Other Defaults

The Borrower or the Guarantor, as applicable, fails to perform or observe any other covenant or agreement (not specified in clause 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) Business Days; or

(d)	Representations and Warranties

Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Guarantor, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)	Cross-Default

(i) The Borrower, the Guarantor or any Significant Subsidiary of the Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts), or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case in an amount individually or in the aggregate exceeding $10,000,000, or its equivalent in Nuevos Soles; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, the Guarantor or any Significant Subsidiary of the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower, the Guarantor or any Significant Subsidiary of the Borrower is an Affected Party (as defined in such Swap Contract), in each case, in a notional amount individually or in the aggregate exceeding $10,000,000, or its equivalent in Nuevos Soles; or

(f)	Insolvency Proceedings, Etc.

the Borrower, the Guarantor or any Significant Subsidiary of the Borrower institutes or consents to the institution of any proceeding under any debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower, the Guarantor or such Significant Subsidiary of the Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any debtor relief law relating to the Borrower, the Guarantor or any Significant Subsidiary of the Borrower or to all or any material part of its property is instituted without the consent of the Borrower, the Guarantor or such Significant Subsidiary of the Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)	Inability to Pay Debts; Attachment

(i) The Borrower, the Guarantor or any Significant Subsidiary of the Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower, the Guarantor or any Significant Subsidiary of the Borrower and is not released, vacated or fully bonded within thirty (30) Business Days after its issue or levy; or

(h)	Judgments

There is entered against the Borrower, the Guarantor or any Significant Subsidiary of the Borrower (i) a final and non-appealable judgment or order for the payment of money (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) in an amount individually or in the aggregate exceeding $10,000,000, or its equivalent in Nuevos Soles, or (ii) any one or more non-monetary final and non-appealable judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment is not in effect; or

(i)	Security Interest

The Pledge Agreement shall for any reason fail or cease to create a valid and enforceable Lien on any of the Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or the Borrower, the Guarantor or any Subsidiary thereof shall so state in writing; or

(j)	Invalidity of Loan Documents

Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Borrower, the Guarantor or any Subsidiary or Affiliate of the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower, the Guarantor or any other Person denies that the Borrower has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document (including due to it becoming unlawful for the Borrower or the Guarantor to perform or comply with any provision of any Loan Document); or

(k)	Government Intervention

(i) All or any substantial part of the business, assets or revenues of the Borrower or any Significant Subsidiary of the Borrower (including any Equity Interests thereof) is nationalized, condemned, seized, expropriated or otherwise appropriated by any Governmental Authority, (ii) the Borrower, the Guarantor or any Significant Subsidiary of the Borrower is prevented by any Governmental Authority, from exercising normal control over all or any substantial part of its business, assets or revenues or (iii) any Governmental Authority imposes exchange, transfer or other monetary controls and such imposition of exchange, transfer or other monetary controls has had or could reasonably be expected to have a Material Adverse Effect; or

(l)	Termination of Concession Contract

There occurs a termination of any Concession Contract that could reasonably be expected to have a material adverse effect on the principal mining operations of the Borrower and its Subsidiaries.

8.02	Remedies Upon Event of Default

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)	declare the Commitment of each Lender to make a portion of the loan to be terminated, whereupon such Commitment shall be terminated;

(b)
declare the unpaid outstanding principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in Section 8.01(f) with respect to the Borrower, the Commitments shall automatically be terminated and the unpaid outstanding principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Agents in their respective capacities as such (and not in their capacities (if any) as Lenders);

(b)
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

(e)
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower, or to the Guarantor, in case the Guarantor paid such obligations or as otherwise required by Law.

ARTICLE IX

GUARANTY

9.01	Guaranty

(a)
The Guarantor hereby absolutely, unconditionally and irrevocably guaranties, jointly and severally, to the Agents and the Lenders (and their respective successors and assigns) the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all of the Obligations (including all renewals, extensions, modifications and refinancings thereof) whenever existing. Without limiting the foregoing, the Obligations guaranteed hereby include all fees, costs and expenses (including attorneys' fees and expenses) incurred by the Agents or any Lender in attempting to collect any amount due under this Guaranty or in prosecuting any action against the Borrower, the Guarantor or any other guarantor of all or part of the Obligations and all interest, fees, costs and expenses owing to the Agents or any Lender after the commencement of bankruptcy proceedings with respect to the Borrower, the Guarantor or any other guarantor of all or part of the Obligations (whether or not the same may be collected while such proceedings are pending).

(b)
The Guarantor hereby agrees that this Guaranty is a present and continuing guaranty of payment and not of collection and that its obligations hereunder shall be unconditional, irrespective of (i) the validity or enforceability of the Obligations or any part thereof, or of any of the Loan Documents, (ii) the waiver or consent by the Agents or any Lender with respect to any provision of any Loan Document, or any amendment, modification or other change with respect to any Loan Document, (iii) any merger or consolidation of the Borrower, the Guarantor or any other guarantor of all or part of the Obligations into or with any Person or any change in the ownership of the equity of the Borrower, the Guarantor or any other guarantor of all or part of the Obligations, (iv) any dissolution of the Guarantor or any insolvency, bankruptcy, liquidation, reorganization or similar proceedings with respect to the Borrower, the Guarantor or any other guarantor of all or part of the Obligations, (v) any action or inaction on the part of the Agents or any Lender, including without limitation the absence of any attempt to collect the Obligations from the Borrower, the Guarantor or any other guarantor of all or part of the Obligations or other action to enforce the same or the failure by the Administrative Agent to take any steps to perfect and maintain its Lien on, or to preserve its rights to, any security or collateral for the Obligations, (vi) the Administrative Agent's election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended (the "Bankruptcy Code") of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) any borrowing or grant of a Lien by the Borrower, the Guarantor or any other guarantor of all or part of the Obligations, as debtor-in-possession, under Section 364 of the Bankruptcy Code, (viii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Administrative Agent's or any Lender's claims for repayment of the Obligations, (ix) the Administrative Agent's or any Lender's inability to enforce the Obligations of the Borrower as a result of the automatic stay provisions under Section 362 of the Bankruptcy Code, (x) the discharge or release by the Agents and/or Lenders of the Guarantor's obligations and liabilities under this Guaranty or (xi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower, the Guarantor or any other guarantor of all or part of the Obligations.

(c)
Notwithstanding any provision of this Guaranty to the contrary, it is intended that this Guaranty, and any Liens granted by the Guarantor to secure the obligations and liabilities arising pursuant to this Guaranty, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, the Guarantor agrees that if this Guaranty, or any Liens securing the obligations and liabilities arising pursuant to this Guaranty, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guaranty and each such Lien shall be valid and enforceable only to the maximum extent that would not cause this Guaranty or such Lien to constitute a Fraudulent Conveyance, and this Guaranty shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance or fraudulent transfer under Section 548 of the Bankruptcy Code or a fraudulent conveyance, fraudulent transfer or other voidable transaction under the provisions of any applicable fraudulent conveyance, or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(d)
No payment made by or for the account or benefit of the Guarantor (including, without limitation, (i) a payment made by the Borrower in respect of the Obligations, (ii) a payment made by the Guarantor pursuant to this Guaranty, (iii) a payment made by any Person under any other guaranty of the Obligations or (iv) a payment made by means of set-off or other application of funds by the Agents or any Lender) pursuant to this Guaranty shall entitle the Guarantor, by subrogation or otherwise, to any payment by the Borrower or from or out of any property of the Borrower, and the Guarantor shall not exercise any right or remedy against the Borrower or any property of the Borrower including, without limitation, any right of contribution or reimbursement by reason of any performance by the Guarantor under this Guaranty, until the Obligations have been indefeasibly paid in full and this Agreement has been terminated.

(e)
The Guarantor hereby agrees that all indebtedness owed or owing by the Borrower to the Guarantor (whether evidenced by an account balance, note, loan agreement or other document or instrument) is subordinated in right of payment to the Obligations guaranteed by such Guarantor hereunder.

(f)
The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of any bankruptcy proceeding (or other insolvency proceeding) of the Borrower, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this Guaranty will not be discharged, except by complete and irrevocable payment and performance of the obligations and liabilities contained herein. No notice to the Guarantor or any other party shall be required for the Administrative Agent, on behalf of the Agents or any Lender, to make demand hereunder. Such demand shall constitute a mature and liquidated claim against the Guarantor. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against the Guarantor to collect and recover the full amount or any portion of the Obligations, without first proceeding against the Borrower, the Guarantor, any other Person or any security or collateral for the Obligations. Subject to Section 8.03, the Administrative Agent shall have the exclusive right to determine the application of payments and credits, if any, from the Guarantor, the Borrower, any other Person, or any security or collateral for the Obligations, on account of the Obligations or of any other liability of the Guarantor to the Agents and Lenders arising hereunder.

(g)
The Agents and Lenders are hereby authorized, without notice or demand to any Guarantor and without affecting or impairing the liability of the Guarantor hereunder, to, from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations or otherwise modify, amend or change the terms of any Loan Document (subject to Section 11.01), (ii) accept partial payments on the Obligations, (iii) take and hold collateral for the payment of the Obligations, or for the payment of this Guaranty, or for the payment of any other guaranties of the Obligations or other liabilities of the Borrower, and exchange, enforce, waive and release any such collateral, (iv) apply such collateral and direct the order or manner of sale thereof as in their sole discretion they may determine and (v) settle, release, compromise, collect or otherwise liquidate the Obligations and any collateral therefor in any manner.

(h)
At any time after maturity of the Obligations, the Agents and Lenders may, in their sole discretion, without notice to the Guarantor and regardless of the acceptance of any collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from the Agents or any Lender to the Guarantor and (ii) any moneys, credits or other property belonging to the Guarantor at any time held by or coming into the possession of the Agents or any Lender or any Affiliates thereof, whether for deposit or otherwise.

(i)
The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, and any and all endorsers and other guarantors of all or any part of the Obligations and of all other circumstances bearing upon the risk of nonpayment of the Obligations or any part thereof that diligent inquiry would reveal, and the Guarantor hereby agrees that neither the Agents nor any Lender shall have any duty to advise the Guarantor of information known to such Administrative Agent or Lender regarding such condition or any such circumstances. The Guarantor hereby acknowledges familiarity with the Borrower's financial condition and that it has not relied on any statements by the Agents or any Lender in obtaining such information. In the event the Agents or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Guarantor, neither the Agents nor any Lender shall be under any obligation (i) to undertake any investigation with respect thereto, (ii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, the Agents or such Lender wishes to maintain confidential or (iii) to make any other or future disclosures of such information, or any other information, to the Guarantor.

(j)
The Guarantor consents and agrees that neither the Agents nor any Lender shall be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Obligations. The Guarantor further agrees that, to the extent that the Borrower makes a payment or payments to the Agents or any Lender, or the Agents or any Lender receives any proceeds of Collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower, its estate, trustee, receiver or any other party, including without limitation the Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligations or the part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred, and this Guaranty shall continue to be in existence and in full force and effect, irrespective of whether any evidence of indebtedness has been surrendered or cancelled.

(k)
The Guarantor also waives all set-offs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty. The Guarantor further waives all notices of the existence, creation or incurring of new or additional indebtedness, arising either from additional loans extended to the Borrower or otherwise, and also waives all notices that the principal amount, or any portion thereof, or any interest under or on any Loan Document is due, notices of any and all proceedings to collect from the maker, any endorser or any other guarantor of all or any part of the Obligations, or from anyone else, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to the Collateral Agent to secure payment of the Obligations.

ARTICLE X

AGENTS

10.01	Appointment and Authority

Each of the Lenders hereby irrevocably appoints Banco de Crédito del Perú to act on its behalf as the Administrative Agent and Banco de Crédito del Perú to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower, the Guarantor nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions.

10.02	Rights as a Lender

If it is a Lender, the Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

An Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. An Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower or a Lender.

An Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.04	Reliance by Agent

An Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. An Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Loan. An Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties

An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. An Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of an Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

10.06	Resignation of Agent

An Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States or Perú, or an Affiliate of any such bank with an office in the United States or Perú. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent, in consultation with the Borrower, meeting the qualifications set forth above; provided that if an Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

10.07	Non-Reliance on Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the Mandated Lead Arrangers, Lead Arrangers and Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as an Agent or a Lender hereunder.

10.09	Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower and the Guarantor, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)	waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)	extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)
postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)
reduce the principal of, or the rate of interest specified herein on, the Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)	change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)
change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)	release any of the Collateral except as otherwise permitted by the Loan Documents (including Section 2.13(d)(ii) and Section 11.19); or

(h)	release the Guarantor from its obligations under Article IX or amend or otherwise modify any term of Article IX without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (ii) any Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02	Notices; Effectiveness; Electronic Communication

(a)	Notices Generally

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower, the Guarantor or the Agents, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)	if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection 11.02(b) below, shall be effective as provided in such subsection 11.02(b).

(b)	Electronic Communications

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)	Change of Address, Etc.

The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)	Reliance by Agents and Lenders

The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies

No failure by any Lender or an Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04	Expenses; Indemnity; Damage Waiver

(a)	Costs and Expenses

Notwithstanding any failure of the Agreement to close, the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents or any Lender (including the reasonable fees, charges and disbursements of any external counsel for the Agents or any Lender), in connection with the enforcement or after the occurrence of an Event of Default, the protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including after the occurrence of an Event of Default, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)	Indemnification by the Borrower

Notwithstanding any failure of the Agreement to close, the Borrower shall indemnify the Agents (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims and damages and liabilities and related expenses relating to such losses, claims and damages (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, the Guarantor or any other Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower, the Guarantor or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)	Reimbursement by Lenders

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause 11.04(a) or 11.04(b) of this Section to be paid by it to an Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause 11.04(c) are subject to the provisions of Section 2.11(e).

(d)	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in clause 11.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)	Payments

All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)	Survival

The agreements in this Section shall survive the resignation of an Agent, the replacement of any Lender, the termination of the Loan Documents and the repayment, satisfaction or discharge of all Obligations.

11.05	Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns

(a)	Successors and Assigns Generally

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to any Person in accordance with the provisions of clause 11.06(b) of this Section, (ii) by way of participation in accordance with the provisions of clause 11.06(c) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause 11.06(e) of this Section, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause 11.06(c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Assignments by Lenders

Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement; provided that

(i)
except (A) in the case of an assignment of the entire remaining amount of the Loan at the time owing to the assigning Lender or (B) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the principal amount of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Person (or to a Person and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)
unless (A) an Event of Default shall have occurred and is continuing or (B) in the case of an assignment other than to a Lender, an Affiliate of a Lender or an Approved Fund, the Borrower shall have consented to such assignment (such consent not to be unreasonably withheld or delayed and deemed granted unless refused within fifteen (15) Business Days);

(iii)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed);

(iv)
neither the Borrower nor the Guarantor shall be required to pay to the assignee a greater amount under Section 3.01 or 3.04 than the Borrower or the Guarantor would have been required to pay to the assigning Lender pursuant to applicable law in effect as of the date of such assignment; and

(v)
the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that no such fee shall be payable in relation to an assignment by a Lender to its’ Affiliate), and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause 11.06(c) of this Section.

(c)	Participations

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any Affiliate or Subsidiary of the Borrower) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or that portion of the Loan owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to clause 11.06(d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause 11.06(b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though 11.08 are a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(d)	Limitations upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the selling Lender would have been entitled to receive with respect to the participation sold to such Participant at the time of such sale, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 3.01(e) as though it were a Lender.

(e)	Certain Pledges

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)	Electronic Execution of Assignments

The words "execution", "signed", "signature" and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07	Treatment of Certain Information; Confidentiality

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)
to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)	to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c)
to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary of either of them relating to the Borrower, or any of its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including U.S. Federal and state securities Laws.

11.08	Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of making the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12	Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13	Replacement of Lenders

If any Lender requests compensation under Section 3.01 (in connection with an Indemnified Tax arising from a Change in Law), 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.06 or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)	the Borrower shall have paid to the Administrative Agent the assignment fee specified in subsection 11.06(b);

(b)
such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 but excluding any payment fee) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)	in the case of any such assignment resulting from a claim for compensation under Section 3.01, 3.02 or 3.04, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Any action taken and any expense incurred by the Borrower pursuant to this Section 11.13 shall be without prejudice to any claim the Borrower may have against any Lender that is a Defaulting Lender.

11.14	Governing Law; Jurisdiction; Etc.

(a)	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)	SUBMISSION TO JURISDICTION

EACH OF THE BORROWER AND GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH U.S. FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE GUARANTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)	WAIVER OF VENUE

EACH OF THE BORROWER AND GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)	Service of Process

(i)
The Borrower and the Guarantor hereby appoints National Registered Agents, Inc. (the "Process Agent"), with an office on the date hereof at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its agent to receive on behalf of it and its property service of copies of summons and complaints and any other process that may be served in any action or proceeding relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to the Borrower or the Guarantor in care of the Process Agent at the Process Agent's above address (or successor address), and the Borrower and the Guarantor irrevocably authorizes and directs the Process Agent to accept such service on behalf of it and its property. As an alternative method of service, each of the Borrower and the Guarantor also irrevocably consents to the service of any process in the manner provided for notices in Section 11.02. The Borrower and the Guarantor may not rescind, cancel or otherwise terminate such appointment unless the Borrower and the Guarantor, as the case may be, obtains the prior written approval of the Administrative Agent and simultaneously appoints a successor Process Agent. If any Process Agent shall cease to accept such appointment at any time the Borrower and the Guarantor shall promptly notify the Lender and appoint a successor Process Agent.

(ii)	Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02.

(iii)	Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to service process in any other manner permitted by applicable Law.

11.15	Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	Waiver of Immunity

To the extent that the Borrower or Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby (A) irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents to which it is a party and (B) without limiting the generality of the foregoing, agrees that the waivers set forth in this paragraph shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

11.17	Judgment Currency

If any claim arising under or related to the obligations of the Borrower or Guarantor under this Agreement or any other Loan Document is reduced to a judgment in any court denominated in a currency (the "Judgment Currency") other than Dollars, such judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in Dollars included in the judgment, determined as of the date of judgment. The equivalent of the Dollar amount in any Judgment Currency shall be calculated at the spot rate for the purchase of Dollars with the Judgment Currency quoted by the Administrative Agent at or about 8:00 a.m. on such date for judgment. The Borrower or Guarantor shall indemnify the Administrative Agent and the Lenders and hold the Administrative Agent and the Lenders harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Borrower or Guarantor or any failure of the amount of any such judgment to be calculated as provided in this Section.

11.18	USA PATRIOT Act Notice

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower and Guarantor, which information includes the name and address of the Borrower and Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and Guarantor in accordance with the Act.

11.19	Release of Collateral and Obligations

Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any release of Collateral permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall reasonably be required to promptly release its security interest in such Collateral being released, to the extent reasonably necessary to permit consummation of such release in accordance with the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPAÑÍA DE MINAS BUENAVENTURA S.A.A.,
as Borrower

By:
Name:
Title:

COMPAÑÍA MINERA CONDESA S.A.,
as a Guarantor,

By:
Name:
Title:

BANCO DE CRÉDITO DEL PERÚ,
as Administrative Agent

By:
Name:
Title:

BANCO DE CRÉDITO DEL PERÚ,
as Collateral Agent

By:
Name:
Title:

Signature Page to Term Loan Agreement

BANCO DE CRÉDITO DEL PERÚ -SUCURSAL DE PANAMÁ,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Agreement

BANCO DE CRÉDITO E INVERSIONES – MIAMI BRANCH,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Agreement

SCOTIABANK PERÚ S.A.A.,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Agreement

NATIXIS,
as a Lender

By:
Name:
Title:

Signature Page to Term Loan Agreement

BANCO BILBAO VIZCAYA ARGENTARIA S.A., GRAND CAYMAN BRANCH,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Agreement

BNP PARIBAS,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Agreement

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:
Name:
Title:

Signature Page to Term Loan Agreement

ATLANTIC SECURITY BANK,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Agreement